EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Kyoto Agreement") is entered into by and among UNISERVICE CORPORATION, a Florida corporation ("Uniservice") and INVERSIONES E INMOBILIARIA KYOTO LIMITADA, a Chilean limited partnership which is controlled, directly or indirectly by Ricardo Vilensky, an individual currently residing in Santiago, Chile (collectively "Kyoto") and which owns 54,216 shares (or 99.7%) of Kentucky Foods Chile, S.A., a Chilean corporation ("KyF Chile"), as of the 5th day of January, 1998, but which Kyoto Agreement shall be effective as of the effective date of the Registration Statement on Form SB-2 ("Registration Statement"), as filed by Uniservice with the Securities and Exchange Commission ("Effective Date"). (Uniservice, Kyoto, and KyF Chile sometimes individually referred to as "Party" and collectively as "Parties").

                                    RECITALS

         A. Uniservice is a corporation duly organized and existing under the laws of the State of Florida and located in Palm Beach County, Florida, having been incorporated November 21, 1997 and having authorized capital stock consisting of thirty million (30,000,000) shares of Common Stock par value $.0001, of which Twenty Million (20,000,000) shares are designated as Class A Voting Common Stock and Two Million (2,000,000) shares are designated as Class B Voting Common Stock ("Class B Common Stock").

         B. Uniservice wishes to purchase 54,216 shares of KyF Chile (the "Kyoto Shares"), out of 54,231 issued shares representing a 99.97% interest in KyF Chile.

         C. The laws of the State of Florida and the Country of Chile permit Uniservice to purchase the Kyoto Shares for $2.2 million, subject to the terms and conditions set forth in this Kyoto Agreement.

         D. Contemporaneously with the execution of this Kyoto Agreement, Uniservice shall enter into a stock purchase agreement with Kyoto whereby as of the Effective Date, Kyoto shall purchase 1,399,900 shares of Uniservice Class B Common Stock, par value $.0001 ("Class B Common Stock") for $2.2 million ("Uniservice Agreement"), which Uniservice Agreement shall be in substantially the same form as this Kyoto Agreement, and which Uniservice Agreement is attached hereto as Exhibit A.

         E. The Parties acknowledge and agree that the sole purpose for entering into the Kyoto Agreement and the Uniservice Agreement in this manner is to comply with the rules and regulations governing foreign investments in Chile, as promulgated by the Central Bank of Chile and but for these requirements, the Parties would have entered into a share exchange agreement whereby Uniservice would have exchanged 1,399,900 shares of Class B Common Stock for 54,216 Kyoto Shares. It is the Parties' intention

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that the Kyoto Agreement and the Uniservice Agreement be effective contemporaneously as of the Effective Date.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, as of the "Effective Date," as hereinafter defined, it is agreed that Uniservice shall purchase the Kyoto Shares for $2.2 million, subject to the terms and conditions set forth and the mode of carrying it into effect are and shall be as follows:

         1. RECITALS. The above recitals are true, correct and are herein incorporated by reference.

         2. PURCHASE OF SHARES.

                  a. Kyoto hereby agrees to transfer to Uniservice at the closing referred to in Section 3 below the Kyoto Shares, which represents a 99.97% interest in KyF Chile, for $2.2 million, and Kyoto agrees to deliver to Uniservice a certificate representing the 54,216 Kyoto Shares. All certificates to be delivered at the closing by the parties hereto shall be in negotiable form, subject to any lock-up agreements and other restrictions pursuant to Federal and state securities laws and contractual agreements with certain persons and Uniservice's representative of the underwriters, including but not limited to, Rule 144 of the Securities Act of 1933, as amended or as applicable.

                  b. Notwithstanding anything else to the contrary contained herein, contemporaneously with the closing contemplated herein, Uniservice and Kyoto shall enter into the Uniservice Agreement.

         3. CLOSING DATE. The "Closing Date" shall be the effective date of Uniservice's registration statement on Form SB-2 filed with the Securities and Exchange Commission.

          4. REPRESENTATIONS OF KYOTO. Kyoto hereby represents and warrants that:

                  (a) KyF Chile is validly organized, existing and in good standing under the laws of the Country of Chile. Upon information and belief, there are no outstanding options, contracts, calls, commitments or demands of any character relating to the authorized but unissued stock of KyF Chile.

                  (b) The Kyoto Shares to be sold at the closing are validly issued, fully paid and non-assessable.

                  (c) Except as otherwise previously disclosed to Uniservice by Kyoto, there has been no material adverse change in the condition of KyF Chile since the date


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of the financial statements previously provided to Uniservice. To the best of
Kyoto's knowledge, the only changes in the financial condition of KyF Chile since said date are those arising from the normal and regular conduct of the business of KyF Chile.

                  (d) Except as otherwise previously disclosed to Uniservice by Kyoto, to the best of Kyoto's knowledge, there is no litigation, governmental proceeding or investigation threatened or in prospect against KyF Chile or relating to any of the interest to be transferred hereunder which could materially affect Uniservice.

                  (e) Except as otherwise previously disclosed to Uniservice by Kyoto, to the best of Kyoto's knowledge, KyF Chile has no bonus, deferred compensation, profit-sharing, pension or retirement arrangements, whether or not legally binding, nor is it presently paying any pension, deferred compensation or retirement allowance which has not otherwise been disclosed to Uniservice.

                  (f) The statements made and information given to Uniservice concerning KyF Chile and the transactions covered by this Agreement are true and accurate and no material fact has been withheld from Uniservice.

                  (g) Kyoto has no knowledge of any developments or threatened developments of a nature that would be materially adverse to the business of KyF Chile.

                  (h) The Kyoto Shares to be transferred by Kyoto to Uniservice hereunder are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Kyoto is conveying clear and unencumbered title thereto to Uniservice.

                  (i) There are no agreements to which Kyoto is a party nor does Kyoto know of any other agreements that in any way materially restrict or impinge upon the business of KyF Chile or the benefit of which KyF Chile requires or presently has in its business.

         5. REPRESENTATIONS OF UNISERVICE. Uniservice hereby makes the following representations and warranties to Kyoto, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

                  (a) Uniservice is a corporation duly organized and existing under and by virtue of the laws of the State of Florida, and is in good standing under the laws thereof.

                  (b) The execution and delivery of this Agreement by Uniservice and the performance by Uniservice of its covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and Uniservice has the corporate power and


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

authority to enter into this Agreement and to perform the covenants and undertakings to be performed by it hereunder.

                  (c) Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of Uniservice as amended, or any agreement or instrument to which Uniservice is now a party.

                  (d) Uniservice is acquiring Kyoto's stock for its own account and for investment and not with the view to the distribution or resale of any thereof.

         6. INVESTMENT PURPOSE. Uniservice represents that it is acquiring the Kyoto Shares to be delivered at the closing solely for investment and not for distribution or resale.

         7. NOTICES. Any notice or communication necessary or desirable hereunder shall be considered sufficient and delivery thereof shall be deemed complete if delivered in person or mailed by registered mail on the part of

Uniservice to:

                           Uniservice Corporation
                           1900 Glades Road, Suite 351
                           Boca Raton, Florida  33431

and to Kyoto and Ricardo Vilensky, as follows:

                           Inversiones e Inmobiliaria Kyoto Limitada
                           Carmencita #23, Office 1002
                           Santiago, Chile
                           Attn:  Ricardo Vilensky

and to KyF Chile as follows:

                           Kentucky Foods Chile S.A.
                           Carmencita #23, Office 1002
                           Santiago, Chile
                           Attn:  Ricardo Vilensky

or to such other address as either party may hereafter specify in writing as his or its own address to the other party.


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

         8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.

         9. SEVERABILITY. Kyoto and Uniservice hereby agree and affirm that none of the above provisions is dependent on the validity of any other provision and invalidity as to any provision or any part thereof shall not affect any other provision.

         10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida. Venue shall be Palm Beach County, Florida.

         11. COUNTERPART. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                                     UNISERVICE CORPORATION

                                                     By:  /S/ RICARDO VILENSKY
                                                        ------------------------
                                                     Name:  RICARDO VILENSKY
                                                     Its:  CEO

                                                     INVERSIONES E INMOBILIARIA
                                                     KYOTO LIMITADA

                                                     By:  /S/ RICARDO VILENSKY
                                                        ------------------------
                                                     Name:  RICARDO VILENSKY
                                                     Its:  GENERAL MANAGER


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